EXHIBIT 99.1

JoS. A. Bank Clothiers Reports 12.7% Increase in Profits for Second Quarter of Fiscal Year 2012; Company Plans to Expand to Approximately 800 Stores

HAMPSTEAD, Md., Aug. 29, 2012 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces that net income for the second quarter of fiscal year 2012 increased 12.7% to $23.2 million as compared with net income of $20.6 million for the second quarter of fiscal year 2011. Earnings per share for the second quarter of fiscal year 2012 increased 12.2% to $0.83 per share as compared with earnings per share of $0.74 for the second quarter of fiscal year 2011. Total sales for the second quarter of fiscal year 2012 increased 12.9% to $260.3 million from $230.7 million in the second quarter of fiscal year 2011. Comparable store sales increased 6.1% and Direct Marketing sales increased 39.3% in the second quarter of 2012.

Comparing the first six months of fiscal year 2012 with the first six months of fiscal year 2011, net income declined 1.0% to $38.0 million as compared with $38.4 million and earnings per share declined 0.7% to $1.36 per share as compared to $1.37 per share. Total sales for the first six months of fiscal year 2012 increased 8.9% to $461.7 million from $423.9 million for the first six months of fiscal year 2011, while comparable store sales increased 2.9% and direct marketing sales increased 19.8%.

The second quarter of fiscal year 2012 ended July 28, 2012; the second quarter of fiscal year 2011 ended July 30, 2011.

"We are pleased with our financial performance for the second quarter of fiscal year 2012. Sales increased by 12.9%, led by growth in our Direct Marketing segment sales and comparable store sales and net income increased by 12.7%. Our net income margin in the second quarter of fiscal year 2012 of 8.9% was consistent with the strong performance in the same period last year," stated R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. "Keeping in mind that sales are just one component of net income and that sales for any one month are not necessarily indicative of sales for the entire quarter, we are nevertheless pleased to announce that the third quarter has started out positively. Both our comparable store sales and Direct Marketing sales are up in fiscal August compared to the same period last year," continued Mr. Black.

Based on the positive operating results of the new Full-line and Factory stores the Company has opened in the past several years and the Company's strong balance sheet, among other factors, the Company currently believes that the chain can be grown to approximately 800 total stores in the United States consisting of approximately 700 Full-line stores and approximately 100 Factory stores. This is an increase from the Company's prior assessment from several years ago which indicated the growth potential was between 650 and 675 total stores. For each of fiscal years 2012 and 2013 the Company expects to open approximately 45 to 50 stores, including approximately 10 Factory stores in each year.

"We are very excited to announce this increase in our store growth potential and the continuance of this very important part of our overall growth program. This increase further solidifies the strength of our brand which continues to gain prominence in the U.S. market through our existing store presence, our advertising and marketing campaigns and our e-commerce platforms, among other factors," stated Mr. Black.

A conference call to discuss the second quarter of fiscal year 2012 earnings will be held Thursday, August 30, 2012 at 11:00 a.m. Eastern Time (ET). To join in the call please dial (USA) 800-398-9386 or (International) 612-332-0636 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on August 30, 2012 until September 6, 2012 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 257637. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 572 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of our growth strategy, including our ability to finance our expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs, including compliance with relevant legal requirements, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2012 and our subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2011	July 28, 2012	July 30, 2011	July 28, 2012
	(In thousands, except per share information)
Net sales	$ 230,662	$ 260,343	$ 423,932	$ 461,697
Cost of goods sold	86,755	107,457	154,712	181,050
Gross profit	143,907	152,886	269,220	280,647
Operating expenses:
Sales and marketing, including occupancy costs	88,120	96,190	166,972	181,952
General and administrative	21,189	19,580	38,613	37,171
Total operating expenses	109,309	115,770	205,585	219,123
Operating income	34,598	37,116	63,635	61,524
Other income (expense):
Interest income	83	101	215	169
Interest expense	(18)	(5)	(21)	(17)
Total other income (expense)	65	96	194	152
Income before provision for income taxes	34,663	37,212	63,829	61,676
Provision for income taxes	14,109	14,054	25,465	23,686
Net income	$ 20,554	$ 23,158	$ 38,364	$ 37,990
Per share information:
Earnings per share:
Basic	$ 0.74	$ 0.83	$ 1.39	$ 1.36
Diluted	$ 0.74	$ 0.83	$ 1.37	$ 1.36
Weighted average shares outstanding:
Basic	27,749	27,885	27,686	27,858
Diluted	27,958	28,004	27,944	28,000

Note: The foregoing unaudited Consolidated Statements of Income are excerpts from our unaudited Consolidated Financial Statements for the three and six months ended July 30, 2011 and July 28, 2012 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 28, 2012 which was filed with the Securities and Exchange Commission on August 29, 2012.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	January 28, 2012	July 28, 2012
	(In thousands)
	(Audited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 87,230	$ 58,698
Short-term investments	240,252	233,509
Accounts receivable, net	15,906	22,613
Inventories:
Finished goods	288,182	332,404
Raw materials	16,473	18,562
Total inventories	304,655	350,966
Prepaid expenses and other current assets	20,886	20,067
Total current assets	668,929	685,853
NONCURRENT ASSETS:
Property, plant and equipment, net	144,392	142,829
Other noncurrent assets	291	283
Total assets	$ 813,612	$ 828,965
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 66,664	$ 48,973
Accrued expenses	92,937	90,050
Deferred tax liability — current	8,479	8,485
Total current liabilities	168,080	147,508
NONCURRENT LIABILITIES:
Deferred rent	47,600	44,642
Deferred tax liability — noncurrent	11,973	11,184
Other noncurrent liabilities	1,025	1,422
Total liabilities	228,678	204,756
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	277	278
Additional paid-in capital	91,766	93,050
Retained earnings	493,022	531,012
Accumulated other comprehensive income (loss)	(131)	(131)
Total stockholders' equity	584,934	624,209
Total liabilities and stockholders' equity	$ 813,612	$ 828,965

Note: The foregoing audited and unaudited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of January 28, 2012 and as of July 28, 2012) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 28, 2012 and the Annual Report on Form 10-K for the fiscal year ended January 28, 2012, which were filed with the Securities and Exchange Commission on August 29, 2012 and March 28, 2012, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 30, 2011	July 28, 2012
	(In thousands)
Cash flows from operating activities:
Net income	$ 38,364	$ 37,990
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,595	13,746
Loss on disposals of property, plant and equipment	122	119
Non-cash equity compensation	1,369	1,434
Increase (decrease) in deferred taxes	1,151	(783)
Net (increase) in operating working capital and other components	(43,093)	(75,802)
Net cash provided by (used in) operating activities	10,508	(23,296)
Cash flows from investing activities:
Capital expenditures	(14,039)	(11,830)
Proceeds from maturities of short-term investments	189,789	246,580
Payments to acquire short-term investments	(176,975)	(239,837)
Net cash used in investing activities	(1,225)	(5,087)
Cash flows from financing activities:
Income tax benefit from equity compensation plans	1,883	6
Net proceeds from issuance of common stock	546	479
Tax payments related to equity compensation plans	—	(634)
Net cash provided by (used in) financing activities	2,429	(149)
Net increase (decrease) in cash and cash equivalents	11,712	(28,532)
Cash and cash equivalents — beginning of period	80,979	87,230
Cash and cash equivalents — end of period	$ 92,691	$ 58,698

Note: The foregoing unaudited Consolidated Statements of Cash Flows are excerpts from our unaudited Consolidated Financial Statements for the six months ended July 30, 2011 and July 28, 2012 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 28, 2012, which was filed with the Securities and Exchange Commission on August 29, 2012.
CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
         David E. Ullman
         EVP/CFO
         410-239-5715

         or Investor Relations Information Request Website
         http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-IRHome or Investor Relations Voicemail, 410-239-5900

         E-commerce Address for JoS. A. Bank Clothiers, Inc.:
         www.josbank.com